    Exhibit 99.1
Uber Announces Results for First Quarter 2023

Gross Bookings grew 19% year-over-year and 22% year-over-year on a constant currency basis
Mobility and Delivery Adjusted EBITDA margins at all-time quarterly highs
Operating cash flow of $606 million; Record free cash flow of $549 million

SAN FRANCISCO – May 2, 2023 – Uber Technologies, Inc. (NYSE: UBER) today announced financial results for the quarter ended March 31, 2023.
Financial Highlights for First Quarter 2023
•Gross Bookings grew 19% year-over-year (“YoY”) to $31.4 billion, or 22% on a constant currency basis, with Mobility Gross Bookings of $15.0 billion (+40% YoY or +43% YoY constant currency) and Delivery Gross Bookings of $15.0 billion (+8% YoY or +12% YoY constant currency). Trips during the quarter grew 24% YoY to 2.1 billion, or approximately 24 million trips per day on average.
•Revenue grew 29% YoY to $8.8 billion, or 33% on a constant currency basis, with Revenue growth significantly outpacing Gross Bookings growth due to a change in the business model for our UK Mobility business.
•Net loss attributable to Uber Technologies, Inc. was $157 million, which includes a $320 million net benefit (pre-tax) primarily due to net unrealized gains related to the revaluation of Uber’s equity investments.
•Adjusted EBITDA of $761 million, up $593 million YoY. Adjusted EBITDA margin as a percentage of Gross Bookings was 2.4%, up from 0.6% in Q1 2022. Incremental margin as a percentage of Gross Bookings was 12.0% YoY.
•Net cash provided by operating activities was $606 million and free cash flow, defined as net cash flows from operating activities less capital expenditures, was $549 million.
•Unrestricted cash, cash equivalents, and short-term investments were $4.2 billion at the end of the first quarter.

"We significantly accelerated Q1 trip growth to 24% from 19% last quarter, with Mobility trip growth of 32%, as a result of improved earner and consumer engagement,” said Dara Khosrowshahi, CEO. “Looking ahead, we are focused on extending our product, scale and platform advantages to sustain market-leading top and bottom-line growth beyond 2023."

"We delivered record profitability and free cash flow in Q1, and we are poised to expand profitability again in Q2,” said Nelson Chai, CFO. “We continued to actively manage our balance sheet, exiting our equity position in Yandex.Taxi and refinancing our term loans, and remain focused on disciplined capital allocation over the coming years."

Outlook for Q2 2023
For Q2 2023, we anticipate:
•Gross Bookings of $33.0 billion to $34.0 billion
•Adjusted EBITDA of $800 million to $850 million

Financial and Operational Highlights for First Quarter 2023

	Three Months Ended March 31,
(In millions, except percentages)	2022	2023	% Change	% Change (Constant Currency (1))

Monthly Active Platform Consumers (“MAPCs”)	115	130	13%
Trips	1,713	2,124	24%
Gross Bookings	$26,449	$31,408	19%	22%
Revenue	$6,854	$8,823	29%	33%
Loss from operations	$(482)	$(262)	46%
Net loss attributable to Uber Technologies, Inc. (2)	$(5,930)	$(157)	**
Adjusted EBITDA (1)	$168	$761	353%
Net cash provided by operating activities	$15	$606	**
Free cash flow (1)	$(47)	$549	**
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Net loss includes a $5.6 billion net headwind (pre-tax) and a $320 million net benefit (pre-tax) from revaluations of Uber’s equity investments in Q1 2022 and Q1 2023, respectively.
** Percentage not meaningful.
Results by Offering and Segment
Gross Bookings

	Three Months Ended March 31,
(In millions, except percentages)	2022	2023	% Change	% Change (Constant Currency)

Gross Bookings:
Mobility	$10,723	$14,981	40%	43%
Delivery	13,903	15,026	8%	12%
Freight	1,823	1,401	(23)%	(23)%
Total	$26,449	$31,408	19%	22%

Revenue

	Three Months Ended March 31,
(In millions, except percentages)	2022	2023	% Change	% Change (Constant Currency)

Revenue:
Mobility (1)	$2,518	$4,330	72%	78%
Delivery (2)	2,512	3,093	23%	29%
Freight	1,824	1,400	(23)%	(23)%
Total	$6,854	$8,823	29%	33%
(1) Mobility Revenue in Q1 2022 and Q1 2023 benefited from business model changes in the UK by a net amount of $200 million and $1.1 billion, respectively.
(2) Delivery Revenue in Q1 2022 and Q1 2023 benefited from business model changes in some countries that classify certain payments and incentives as cost of revenue by $554 million and $652 million, respectively.

Take Rates

	Three Months Ended March 31,
	2022	2023

Mobility (1)	23.5%	28.9%
Delivery (2)	18.1%	20.6%
(1) Mobility Take Rate in Q1 2022 and Q1 2023 includes a net benefit from business model changes in the UK of 190 bps and 750 bps, respectively. Excluding this impact, Mobility Take Rate would be 21.6% and 21.4%, respectively.
(2) Delivery Take Rate in Q1 2022 and Q1 2023 benefited from business model changes in some countries that classify certain payments and incentives as cost of revenue by 400 bps and 430 bps, respectively.

Adjusted EBITDA and Segment Adjusted EBITDA

	Three Months Ended March 31,
(In millions, except percentages)	2022	2023	% Change

Segment Adjusted EBITDA:
Mobility	$618	$1,060	72%
Delivery	30	288	**
Freight	2	(23)	**
Corporate G&A and Platform R&D (1)	(482)	(564)	(17)%
Adjusted EBITDA (2)	$168	$761	353%
(1) Includes costs that are not directly attributable to our reportable segments. Corporate G&A also includes certain shared costs such as finance, accounting, tax, human resources, information technology and legal costs. Platform R&D also includes mapping and payment technologies and support and development of the internal technology infrastructure. Our allocation methodology is periodically evaluated and may change.
(2) “Adjusted EBITDA” is a non-GAAP measure as defined by the SEC. See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
** Percentage not meaningful.

Revenue by Geographical Region

	Three Months Ended March 31,
(In millions, except percentages)	2022	2023	% Change

United States and Canada ("US&CAN") (1)	$4,562	$5,132	12%
Latin America ("LatAm")	432	565	31%
Europe, Middle East and Africa ("EMEA") (2)	1,127	2,094	86%
Asia Pacific ("APAC")	733	1,032	41%
Total	$6,854	$8,823	29%
(1) US&CAN Revenue in Q1 2023 was adversely impacted by a 23% YoY decline in Freight Revenues.
(2) EMEA Revenue in Q1 2022 and Q1 2023 benefited from Mobility business model changes in the UK by a net amount of $200 million and $1.1 billion, respectively.

Financial Highlights for the First Quarter 2023 (continued)
Mobility
•Gross Bookings of $15.0 billion: Mobility Gross Bookings grew 43% YoY on a constant currency basis. On a sequential basis, Mobility Gross Bookings grew 1% quarter-over-quarter (“QoQ”).
•Revenue of $4.3 billion: Mobility Revenue grew 72% YoY and 5% QoQ. The YoY increase was primarily driven by a $1.1 billion benefit related to a UK business model change that classifies most driver payments and incentives as cost of revenue. Mobility Take Rate of 28.9% increased 540 bps YoY and increased 110 bps QoQ. The UK business model change impacting revenue represented a 750 bps net benefit to Take Rate in the quarter.
•Adjusted EBITDA of $1.1 billion: Mobility Adjusted EBITDA increased $442 million YoY and $48 million QoQ. Mobility Adjusted EBITDA margin was 7.1% of Gross Bookings compared to 5.8% in Q1 2022 and 6.8% in Q4 2022. Mobility Adjusted EBITDA margin improvement YoY was primarily driven by better cost leverage from higher volume.
Delivery
•Gross Bookings of $15.0 billion: Delivery Gross Bookings grew 12% YoY on a constant currency basis. Delivery Gross Bookings in US&CAN were up 11% YoY and in all other markets were up 12% YoY on a constant currency basis.
•Revenue of $3.1 billion: Delivery Revenue grew 23% YoY and 6% QoQ. Take Rate of 20.6% grew 250 bps YoY and grew 10 bps QoQ. Business model changes in some countries that classify certain payments and incentives as cost of revenue benefited Delivery Take Rate by 430 bps in the quarter (compared to 400 bps benefit in Q1 2022 and 480 bps benefit in Q4 2022).
•Adjusted EBITDA of $288 million: Delivery Adjusted EBITDA grew $258 million YoY and $47 million QoQ, driven by higher volumes and increased Advertising revenue, as well as decreased marketing costs. Delivery Adjusted EBITDA margin as a percentage of Gross Bookings reached 1.9%, compared to 0.2% in Q1 2022 and 1.7% in Q4 2022.
Freight
•Revenue of $1.4 billion: Freight Revenue declined 23% YoY and 9% QoQ driven by lower revenue per load and volume, both a consequence of the challenging freight market cycle.
•Adjusted EBITDA loss of $23 million: Freight Adjusted EBITDA declined $25 million YoY and $15 million QoQ. Freight Adjusted EBITDA margin as a percentage of Gross Bookings declined 1.7 percentage points YoY to (1.6)%.
Corporate
•Corporate G&A and Platform R&D: Corporate G&A and Platform R&D expenses of $564 million, compared to $482 million in Q1 2022, and $580 million in Q4 2022. On a YoY basis, Corporate G&A and Platform R&D remained flat as a percentage of Gross Bookings.
GAAP and Non-GAAP Costs and Operating Expenses
•Cost of revenue excluding D&A: GAAP cost of revenue equaled non-GAAP cost of revenue and was $5.3 billion, representing 16.7% of Gross Bookings, compared to 15.2% and 17.3% in Q1 2022 and Q4 2022, respectively. On a YoY basis, non-GAAP cost of revenue as a percentage of Gross Bookings increased due to the classification of certain Delivery and Mobility payments as cost of revenue attributable to business model changes in some countries.
•GAAP and Non-GAAP operating expenses (Non-GAAP operating expenses exclude certain amounts as further detailed in the “Reconciliations of Non-GAAP Measures” section):
◦Operations and support: GAAP operations and support was $640 million. Non-GAAP operations and support was $591 million, representing 1.9% of Gross Bookings, compared to 2.0% and 1.8% in Q1 2022 and Q4 2022, respectively. On a YoY basis, non-GAAP operations and support as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
◦Sales and marketing: GAAP sales and marketing was $1.3 billion. Non-GAAP sales and marketing was $1.2 billion, representing 3.9% of Gross Bookings, compared to 4.7% and 3.6% in Q1 2022 and Q4 2022, respectively. On a YoY basis, non-GAAP sales and marketing as a percentage of Gross Bookings decreased due to a decrease in consumer discounts, credits and refunds.
◦Research and development: GAAP research and development was $775 million. Non-GAAP research and development was $474 million, representing 1.5% of Gross Bookings, compared to 1.5% in both Q1 2022 and Q4 2022, respectively. As a percentage of Gross Bookings, non-GAAP research and development remained flat on a YoY and QoQ basis.

◦General and administrative: GAAP general and administrative was $942 million. Non-GAAP general and administrative was $501 million, representing 1.6% of Gross Bookings, compared to 1.9% and 1.7% in Q1 2022 and Q4 2022, respectively. On a YoY basis, non-GAAP general and administrative as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
Operating Highlights for the First Quarter 2023
Platform
•Monthly Active Platform Consumers (“MAPCs”) reached 130 million: MAPCs grew 13% YoY to 130 million, driven by continued improvement in consumer activity for our Mobility offerings.
•Trips of 2.1 billion: Trips on our platform grew 24% YoY, driven by both Mobility and Delivery growth. Both Mobility and Delivery trips were up QoQ.
•Supporting earners: Drivers and couriers earned an aggregate $13.7 billion (including tips) during the quarter, with earnings up 26% YoY, or 30% on a constant currency basis.
•Membership: Returned to the Super Bowl stage for the third year to launch our latest campaign “One Hit for Uber One.” Uber One continued to experience ongoing adoption and our member base in US & Canada reached an all-time high.
•Uber app redesign: Launched the redesigned Uber app, focused on driving cross-platform usage across Mobility and Delivery, and making our “Go Anywhere, Get Anything” differentiator even easier. Updates include a new home screen, more personalization, and a new way to track the live progress of a ride without opening the app.
•Advertising: Expanded our advertising formats with the addition of Post Checkout ads on Uber Eats, enabling non-Eats merchants to advertise in the app. In addition, launched a self-service platform for cartop ads, giving drivers a way to earn more revenue and spotlight local businesses. Active advertising merchants during the quarter exceeded 345K.
•Cloud migration: Announced long-term partnerships with Google Cloud and Oracle to migrate our infrastructure to the cloud. These strategic partnerships include other areas of collaboration with Google and Oracle.
•Annual Environmental, Social, and Governance Report: Published our annual Environmental, Social, and Governance Report in April, which highlights our perspectives on the ESG issues that matter most to the people who earn on, move on, or invest in our platform, as well as our approach to People and Culture and our broader diversity, equity, and inclusion initiatives.
Mobility
•Uber Reserve expansion: Building on strong traction in other regions for Uber Reserve, expanded product availability to new markets in EMEA. In addition, expanded Reserve feature availability across many cities, including launching Economy products in New York City.
•Taxis: Launched Uber Taxi in new markets including Munich, Germany; Tromsö, Norway; Palermo, Italy; the metropolitan area of São Paulo, Brazil; and more. Uber Taxi is now available in Argentina in all cities where Uber is available, and 100% of New York City taxi supply is now connected to Uber.
•Airport product bundle: Announced a series of new products and features aimed at making airport travel experiences smoother than ever, including new Uber Reserve features, Business Comfort expansion, in-app directions to pickup, and walking ETAs.
•Earner and rider safety: Expanded the opt-in audio recording feature to more than half of the US and all of Canada, giving riders and drivers the option to initiate an audio recording during a trip through the Safety Toolkit in their Uber app.
•Electric Vehicle (“EV”) updates: Expanded Comfort Electric to 14 new markets across the US and Canada, bringing us to 40 North American markets where riders can use Uber to go electric. In addition, signed agreements with bp to provide access to reliable and convenient charging and Tata Motors to bring 25,000 EVs onto Uber’s platform.
•Micromobility partnership: Announced a multi-market commercial partnership with Tembici, a leader in micromobility across Latin America, to make bikes and electric bikes available directly in the Uber app.
Delivery
•Grocery courier experience: Rolled out new features to improve the Shop and Pay experience for grocery couriers across the US, including suggested substitutions for out of stock items, digital payments, and enhanced upfront order clarity.
•New Verticals merchant selection: Expanded our New Verticals selection around the world, as we launched PetSmart as a retail partner in the US; grocery delivery with Coles, Australia’s second-largest grocer; a convenience partnership with Mexican pharmacy Benavides; and alcohol delivery from all serviceable locations of the Liquor Control Board of Ontario (“LCBO”) in Canada.

•Uber Eats at Venues: Announced new functionality that allows sports fans to order concessions directly to their seats at Yankee Stadium, building upon mobile ordering for pickup at venues including Minute Maid Park, Capital One Arena, Angel Stadium and PayPal Park. In addition, signed a new partnership with Tampa International Airport to facilitate mobile ordering before boarding a flight.
•Certified Virtual Restaurant Program: Announced new quality standards and a new Certified Virtual Restaurant Program in the US to make virtual restaurant operations more streamlined and effective for merchants, and to create a more consistent, reliable virtual restaurants experience for consumers who use Uber Eats.
•Courier electrification: Introduced new partnerships to support zero-emission modes of transportation for delivery couriers, including working with Gachaco to provide rapid battery replacement for three-wheelers in Japan; Lumala to improve e-cycle availability for Uber Eats couriers in Sri Lanka; and HumanForest to give Uber Eats couriers full access to its e-bike and e-moped fleet in London.
Freight
•Electric truck pilot partnership with WattEV and CHEP: Announced a strategic partnership with WattEV to deploy electric trucks on select routes in Southern California. CHEP was the first shipper to participate in the pilot, which serves as an important milestone in electric freight transportation and established Uber Freight’s first EV deployment.
Corporate
•Refinanced Term Loans: Refinanced Uber’s 2025 and 2027 term loans, extending the full $2.5 billion to a 2030 maturity.
Recent Developments
•Yandex stake sale: In April 2023, we entered into and closed on a definitive agreement to sell our remaining equity interest in MLU B.V., our joint venture with Yandex, to Yandex for $702.5 million in cash.
•Careem Super App investment: In April 2023, we entered into a series of agreements with Emirates Telecommunication Group Company (“e&”) whereby e& will contribute $400 million into the Careem non-ridesharing businesses (“Careem Super App”) in exchange for a majority equity interest.

Webcast and conference call information
A live audio webcast of our first quarter ended March 31, 2023 earnings release call will be available at https://investor.uber.com/, along with the earnings press release and slide presentation. The call begins on May 2, 2023 at 5:00 AM (PT) / 8:00 AM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
We also provide announcements regarding our financial performance and other matters, including SEC filings, investor events, press and earnings releases, on our investor relations website (https://investor.uber.com/), and our blogs (https://uber.com/blog) and Twitter accounts (@uber and @dkhos), as a means of disclosing material information and complying with our disclosure obligations under Regulation FD.
About Uber
Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 39 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.
Forward-Looking Statements
This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation and other legal and regulatory developments, particularly with respect to our relationships with drivers and couriers and the impact of the global economy, including rising inflation and interest rates. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent quarterly reports and other filings filed with the Securities and Exchange Commission from time to time. All information provided in this release and in the attachments is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Non-GAAP Financial Measures
To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we use the following non-GAAP financial measures: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses as well as, revenue growth rates in constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.
We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.
For more information on these non-GAAP financial measures, please see the sections titled “Key Terms for Our Key Metrics and Non-GAAP Financial Measures,” “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release. In regards to forward looking non-GAAP guidance, we are not able to reconcile the forward-looking non-GAAP Adjusted EBITDA measure to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, unrealized gains and losses on equity investments, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.
Contacts
Investors and analysts: investor@uber.com
Media: press@uber.com

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31, 2022	As of March 31, 2023
Assets
Cash and cash equivalents	$4,208	$4,045
Short-term investments	103	121
Restricted cash and cash equivalents	680	897
Accounts receivable, net	2,779	2,571
Prepaid expenses and other current assets	1,479	1,562
Total current assets	9,249	9,196
Restricted cash and cash equivalents	1,789	1,851
Restricted investments	1,614	1,964
Investments	4,401	4,718
Equity method investments	870	740
Property and equipment, net	2,082	2,142
Operating lease right-of-use assets	1,449	1,335
Intangible assets, net	1,874	1,766
Goodwill	8,263	8,185
Other assets	518	554
Total assets	$32,109	$32,451
Liabilities, redeemable non-controlling interests and equity
Accounts payable	$728	$712
Short-term insurance reserves	1,692	1,658
Operating lease liabilities, current	201	193
Accrued and other current liabilities	6,232	6,120
Total current liabilities	8,853	8,683
Long-term insurance reserves	3,028	3,412
Long-term debt, net of current portion	9,265	9,257
Operating lease liabilities, non-current	1,673	1,629
Other long-term liabilities	786	798
Total liabilities	23,605	23,779
Redeemable non-controlling interests	430	419
Equity
Common stock	—	—
Additional paid-in capital	40,550	41,030
Accumulated other comprehensive loss	(443)	(598)
Accumulated deficit	(32,767)	(32,924)
Total Uber Technologies, Inc. stockholders' equity	7,340	7,508
Non-redeemable non-controlling interests	734	745
Total equity	8,074	8,253
Total liabilities, redeemable non-controlling interests and equity	$32,109	$32,451

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2022	2023
Revenue	$6,854	$8,823
Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	4,026	5,259
Operations and support	574	640
Sales and marketing	1,263	1,262
Research and development	587	775
General and administrative	632	942
Depreciation and amortization	254	207
Total costs and expenses	7,336	9,085
Loss from operations	(482)	(262)
Interest expense	(129)	(168)
Other income (expense), net	(5,557)	292
Loss before income taxes and income from equity method investments	(6,168)	(138)
Provision for (benefit from) income taxes	(232)	55
Income from equity method investments	18	36
Net loss including non-controlling interests	(5,918)	(157)
Less: net income (loss) attributable to non-controlling interests, net of tax	12	—
Net loss attributable to Uber Technologies, Inc.	$(5,930)	$(157)
Net loss per share attributable to Uber Technologies, Inc. common stockholders:
Basic	$(3.03)	$(0.08)
Diluted	$(3.04)	$(0.08)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	1,953,989	2,009,557
Diluted	1,957,731	2,009,557

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2022	2023
Cash flows from operating activities
Net loss including non-controlling interests	$(5,918)	$(157)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	254	207
Bad debt expense	18	20
Stock-based compensation	359	470
Deferred income taxes	(281)	10
Income from equity method investments, net	(18)	(36)
Unrealized (gain) loss on debt and equity securities, net	5,570	(320)
Impairments of goodwill, long-lived assets and other assets	13	67
Impairment of equity method investment	182	—
Revaluation of MLU B.V. call option	(181)	—
Unrealized foreign currency transactions	(15)	83
Other	5	4
Change in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	(26)	168
Prepaid expenses and other assets	(20)	(119)
Operating lease right-of-use assets	42	52
Accounts payable	8	(7)
Accrued insurance reserves	134	350
Accrued expenses and other liabilities	(72)	(142)
Operating lease liabilities	(39)	(44)
Net cash provided by operating activities	15	606
Cash flows from investing activities
Purchases of property and equipment	(62)	(57)
Purchases of non-marketable equity securities	(13)	—
Purchases of marketable securities	—	(846)
Proceeds from maturities and sales of marketable securities	—	500
Acquisition of businesses, net of cash acquired	(59)	—
Other investing activities	(1)	4
Net cash used in investing activities	(135)	(399)
Cash flows from financing activities
Issuance of term loans and notes, net of issuance costs	—	1,121
Principal repayment on term loan and notes	(6)	(1,137)
Principal payments on finance leases	(62)	(40)
Other financing activities	(45)	(51)
Net cash used in financing activities	(113)	(107)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	20	16
Net increase (decrease) in cash and cash equivalents, and restricted cash and cash equivalents	(213)	116
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	7,805	6,677
End of period	$7,592	$6,793

Other Income (Expense), Net
The following table presents other income (expense), net (in millions):

	Three Months Ended March 31,
	2022	2023

	(Unaudited)
Interest income	$11	$87
Foreign currency exchange gains (losses), net	10	(94)
Unrealized gain (loss) on debt and equity securities, net (1)	(5,570)	320
Impairment of equity method investment (2)	(182)	—
Revaluation of MLU B.V. call option (3)	181	—
Other, net	(7)	(21)
Other income (expense), net	$(5,557)	$292
(1) During the three months ended March 31, 2022, unrealized loss on debt and equity securities, net primarily represents changes in the fair value of our equity securities, including: a $1.9 billion unrealized loss on our Grab investment; a $1.7 billion unrealized loss on our Aurora investments; a $1.4 billion unrealized loss on our Didi investment; and a $462 million change in fair value on our Zomato investment.
During the three months ended March 31, 2023, unrealized gain on debt and equity securities, net primarily represents changes in the fair value of our equity securities, including: a $357 million unrealized gain on our Didi investment, a $54 million unrealized gain on our Aurora investments, partially offset by a $113 million unrealized loss on our Grab investment.

(2) During the three months ended March 31, 2022, impairment of equity method investment represents a $182 million impairment loss recorded on our MLU B.V. equity method investment.

(3) During the three months ended March 31, 2022, revaluation of MLU B.V. call option represents a $181 million gain for the change in fair value of the call option granted to Yandex (“MLU B.V. Call Option”).
Stock-Based Compensation Expense
The following table summarizes total stock-based compensation expense by function (in millions):

	Three Months Ended March 31,
	2022	2023

	(Unaudited)
Operations and support	$33	$38
Sales and marketing	22	24
Research and development	196	290
General and administrative	108	118
Total	$359	$470
Key Terms for Our Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA. Adjusted EBITDA is a Non-GAAP measure. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.

Adjusted EBITDA margin. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Gross Bookings. We define incremental margin as the change in Adjusted EBITDA between periods divided by the change in Gross Bookings between periods.
COVID-19 response initiatives. To support those whose earning opportunities have been depressed as a result of COVID-19, as well as communities hit hard by COVID-19, we implemented several initiatives, including, in particular, payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. The payments for financial assistance to Drivers personally impacted by COVID-19 and Driver reimbursement for their cost of purchasing personal protective equipment are recorded as a reduction to revenue. The cost of personal protective equipment distributed to Drivers, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations are recorded as an expense in our costs and expenses.
Driver(s). The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.
Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively. These are generally included in aggregate Drivers and couriers earned amounts.
Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer after we retain our service fee to Drivers. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue or cost of revenue, exclusive of depreciation and amortization. These incentives are generally included in aggregate Drivers and couriers earned amounts.
Free cash flow. Free cash flow is a Non-GAAP measure. We define free cash flow as net cash flows from operating activities less capital expenditures.
Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of: Mobility rides; Delivery orders (in each case without any adjustment for consumer discounts and refunds); Driver and Merchant earnings; Driver incentives and Freight Revenue. Gross Bookings do not include tips earned by Drivers. Gross Bookings are an indication of the scale of our current platform, which ultimately impacts revenue.
Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Mobility ride or received a Delivery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.
Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less the following direct costs and expenses of that segment: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Segment Adjusted EBITDA also reflects any applicable exclusions from Adjusted EBITDA.
Segment Adjusted EBITDA margin. We define each segment’s Adjusted EBITDA margin as the segment Adjusted EBITDA as a percentage of segment Gross Bookings.
Take Rate. We define Take Rate as revenue as a percentage of Gross Bookings.
Trips. We define Trips as the number of completed consumer Mobility rides and Delivery orders in a given period. For example, an UberX Share ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip. We believe that Trips are a useful metric to measure the scale and usage of our platform.
Definitions of Non-GAAP Measures
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), income (loss) from operations, and other results under GAAP, we use: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses; as well as, revenue growth rates in constant currency, which are described below, to evaluate our business. We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
Adjusted EBITDA

We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.
We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges. To help our board, management and investors assess the impact of COVID-19 on our results of operations, we are excluding the impacts of COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations from Adjusted EBITDA. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:
•Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•Adjusted EBITDA excludes certain restructuring and related charges, part of which may be settled in cash;
•Adjusted EBITDA excludes other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations;
•Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Adjusted EBITDA does not reflect the components of other income (expense), net, which primarily includes: interest income; foreign currency exchange gains (losses), net; gain (loss) on business divestitures, net; unrealized gain (loss) on debt and equity securities, net; and impairment of debt and equity securities; and
•Adjusted EBITDA excludes certain legal, tax, and regulatory reserve changes and settlements that may reduce cash available to us.
Constant Currency
We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.
Free Cash Flow
We define free cash flow as net cash flows from operating activities less capital expenditures.
Non-GAAP Costs and Operating Expenses
Costs and operating expenses are defined as: cost of revenue, exclusive of depreciation and amortization; operations and support; sales and marketing; research and development; and general and administrative expenses. We define Non-GAAP costs and operating expenses as costs and operating expenses excluding: (i) stock-based compensation expense, (ii) certain legal, tax, and regulatory reserve changes and settlements, (iii) goodwill and asset impairments/loss on sale of assets, (iv) certain acquisition, financing and divestiture related expenses, (v) restructuring and related charges and (vi) other items not indicative of our ongoing operating performance, including COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.
Reconciliations of Non-GAAP Measures
Adjusted EBITDA
The following table presents reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended March 31,
(In millions)	2022	2023

Adjusted EBITDA reconciliation:
Net loss attributable to Uber Technologies, Inc.	$(5,930)	$(157)
Add (deduct):
Net income (loss) attributable to non-controlling interests, net of tax	12	—
Provision for (benefit from) income taxes	(232)	55
Income from equity method investments	(18)	(36)
Interest expense	129	168
Other (income) expense, net	5,557	(292)
Depreciation and amortization	254	207
Stock-based compensation expense	359	470
Legal, tax, and regulatory reserve changes and settlements	—	250
Goodwill and asset impairments/loss on sale of assets	13	67
Acquisition, financing and divestitures related expenses	14	8
COVID-19 response initiatives	1	—
(Gain) loss on lease arrangement, net	7	(1)
Restructuring and related charges	2	22
Adjusted EBITDA	$168	$761
Free Cash Flow
The following table presents reconciliations of free cash flow to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended March 31,
(In millions)	2022	2023
Free cash flow reconciliation:
Net cash provided by operating activities	$15	$606
Purchases of property and equipment	(62)	(57)
Free cash flow	$(47)	$549

Non-GAAP Costs and Operating Expenses
The following tables present reconciliations of Non-GAAP costs and operating expenses to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended
(In millions)	March 31, 2022	December 31, 2022	March 31, 2023
Non-GAAP Cost of revenue exclusive of depreciation and amortization reconciliation:
GAAP Cost of revenue exclusive of depreciation and amortization	$4,026	$5,307	$5,259
COVID-19 response initiatives	(1)	—	—
Non-GAAP Cost of revenue exclusive of depreciation and amortization	$4,025	$5,307	$5,259

	Three Months Ended
(In millions)	March 31, 2022	December 31, 2022	March 31, 2023
Non-GAAP Operating Expenses
Non-GAAP Operations and support reconciliation:
GAAP Operations and support	$574	$605	$640
Restructuring and related charges	(2)	—	(8)
Acquisition, financing and divestitures related expenses	(1)	(1)	(3)
Stock-based compensation expense	(33)	(40)	(38)
Non-GAAP Operations and support	$538	$564	$591

Non-GAAP Sales and marketing reconciliation:
GAAP Sales and marketing	$1,263	$1,122	$1,262
Restructuring and related charges	—	—	(1)
Stock-based compensation expense	(22)	(26)	(24)
Non-GAAP Sales and marketing	$1,241	$1,096	$1,237

Non-GAAP Research and development reconciliation:
GAAP Research and development	$587	$747	$775
Restructuring and related charges	—	—	(11)
Stock-based compensation expense	(196)	(295)	(290)
Non-GAAP Research and development	$391	$452	$474

Non-GAAP General and administrative reconciliation:
GAAP General and administrative	$632	$745	$942
Legal, tax, and regulatory reserve changes and settlements	—	(81)	(250)
Goodwill and asset impairments/loss on sale of assets	(13)	(8)	(67)
Restructuring and related charges	—	—	(2)
Acquisition, financing and divestitures related expenses	(12)	(6)	(5)
Accelerated lease costs related to cease-use of ROU assets	—	(6)	—
Gain (loss) on lease arrangements, net	(7)	—	1
Stock-based compensation expense	(108)	(121)	(118)
Non-GAAP General and administrative	$492	$523	$501